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                                                                     EXHIBIT 1.1

November 10, 2000

Mr. Daniel J. Schreiber
Granite Financial Group, Inc..
12230 El Camino Real, suite 220
San Diego, CA 92130

Dear Dan:

As we have discussed, Avigen intends to sell shares of its common stock, at a purchase price equal to the closing price per share of Avigen common stock as quoted on the Nasdaq National Market System on November 10, 2000, to purchasers for which Granite Financial Group, Inc has acted as placement agent. The closing of this sale is scheduled to occur on November 16, 2000. As full consideration for the services of Granite Financial Group, Inc to Avigen in connection with this offer and sale of its common stock, Avigen agrees to pay Granite Financial Group, Inc, within ten business days of closing of this sale, a commission of 3.00% (Three percent) of the aggregate purchase price of the shares actually sold to, and confirmed wire-transfers have been received from, investors who have designated the commission attributable to their investment should be paid to Granite Financial Group, Inc. Purchasers will confirm this amount by their written designation on the Stock Purchase Agreement. Avigen reserves the right, in its sole discretion, to determine which investors will be allowed to participate in this offering and at what dollar amount. This agreement applies only to the transaction scheduled to close as referred to above.

Granite Financial Group, Inc recognizes and agrees that Granite Financial Group, Inc will be named as placement agent on the prospectus supplement cover and in the "Plan of Distribution" section of the prospectus supplement to be filed with the Securities and Exchange Commission and distributed to the purchasers with respect to this offer and sale.

If you are in agreement with the above, please execute a copy of this letter and fax it to me at (510) 748-7286.

Sincerely,


Thomas J. Paulson
Chief Financial Officer

ACCEPTED AND AGREED:
--------------------
Granite Financial Group, Inc.


Mr. Daniel J. Schreiber
President
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Avigen, Inc.
November 13, 2000

                            INDEMNIFICATION AGREEMENT

            BETWEEN AVIGEN, INC. AND GRANITE FINANCIAL GROUP, INC.,
                   COVERING SHELF REGISTRATION NO. 333-47680

Avigen, Inc. ("the Company") agrees to indemnify and hold harmless Granite Financial Group, Inc. and its affiliates and their respective directors, officers, employees, agents and controlling persons (each such person, including Granite Financial Group, Inc., an "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (collectively, the "Damages"), to which such Indemnified Party may become subject in connection with or otherwise relating to or arising from (i) any transaction contemplated by this letter agreement or the engagement of or performance of services by an Indemnified Party thereunder or (ii) an untrue statement or an alleged untrue statement of a material fact or the omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, and will reimburse each Indemnified Party for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, the "Proceedings") arising therefrom, whether or not such Indemnified Party is a formal party to such Proceeding; provided, that the Company will not be liable to any such Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any person asserting claims on behalf of the Company arising out of or in connection with any transactions contemplated by this letter agreement or the engagement of or performance of services by any Indemnified Party thereunder except to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party.

If for any reason other than in accordance with this letter agreement, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company will contribute to the amount paid or payable by an Indemnified Party as a result of such Damages (including all Expenses incurred) in such proportion as is appropriate to reflect the relative benefits to the Company and/or its stockholders on the one hand, and Granite Financial Group, Inc. on the other hand, in connection with the matters covered by this letter agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations. The Company agrees that for purposes of this paragraph the relative benefits to the Company and/or its stockholders and Granite Financial Group, Inc. in connection with the matters covered by this letter agreement will be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company and/or its stockholders in connection with the transactions contemplated by this letter agreement, whether or not consummated, bears to the fees paid to Granite Financial Group, Inc. under this letter agreement; provided, that in no event will the total contribution of all Indemnified Parties to all such Damages exceed the amount of fees actually received and retained by Granite Financial Group, Inc. hereunder (excluding any amounts received by Granite Financial Group, Inc. as reimbursement of expenses).

The Company agrees not to enter into any waiver, release or settlement of any Proceeding (whether or not Granite Financial Group, Inc. or any other Indemnified Party is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder without the prior written consent of Granite Financial Group, Inc. (which consent will not be unreasonably withheld), unless such waiver, release or settlement includes an unconditional release of Granite Financial Group, Inc. and each Indemnified Party from all liability arising out of such Proceeding.

The indemnity, reimbursement and contribution obligations of the Company hereunder will be in addition to any liability which the Company may otherwise have to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party. The provisions of this Annex will survive the modification, termination or expiration of the letter agreement.